EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-03256, No. 33-46273, No. 33-48901, No. 33-84124 and No. 33-70293) pertaining to the 1995 Stock Option Plan, 1998 Stock Option Plan, MSC Industrial Direct 401(k) Plan (formerly “Sid Tool 401(k) Savings Plan”),  2001 Stock Option Plan and Associate Stock Purchase Plan of MSC Industrial Direct Co., Inc. and Subsidiaries, respectively, and (Form S-3 No. 33-31837, Form S-3 No. 33-110357 and Form S-3 No. 33-117514) of MSC Industrial Direct Co., Inc. and Subsidiaries in the related Prospectuses of our report dated October 21, 2004, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the fiscal year ended August 28, 2004.

/s/ ERNST & YOUNG LLP
Melville, New York
November 5, 2004